Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

February 11, 2026

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Re: Post-Effective Amendment No. 1 to Form S-4 on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Palo Alto Networks, Inc., a Delaware corporation (“PANW”), in connection with the preparation and filing of PANW’s Post-Effective Amendment No. 1 to Form S-4 on Form S-8, which amends the Registration Statement on Form S-4 (File No. 333-290235) filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2025 and amended by the pre-effective Amendment No. 1 thereto filed with the Commission on September 26, 2025, which the Commission declared effective at 9:00 a.m., Eastern Time on September 30, 2025 (as amended, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 5,800,000 shares of common stock, par value $0.0001 per share, of PANW (the “PANW Shares”) issuable pursuant to certain stock option awards, restricted stock unit awards and restricted stock unit awards subject to performance-based vesting requirements previously granted under the CyberArk Software Ltd. 2014 Share Incentive Plan and CyberArk Software Ltd. 2024 Share Incentive Plan (collectively, the “CyberArk Equity Plans,” and such awards, the “CyberArk Awards”). The CyberArk Awards were converted into corresponding options to purchase PANW Shares or into service-based restricted stock unit awards of PANW, as applicable, and assumed by PANW (the “Assumed Awards”) as contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2025, by and among PANW, Athens Strategies Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of PANW (“Merger Sub”), and CyberArk Software Ltd., a company organized under the laws of the State of Israel (“CyberArk”), pursuant to which Merger Sub merged with and into CyberArk, with CyberArk surviving the merger and becoming a wholly owned subsidiary of PANW.

In connection with the opinion set forth herein, we have examined and relied on originals, or duplicates or certified or conformed copies, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Restated Certificate of Incorporation of PANW, as amended by that certain Certificate of Amendment, (iv) the Amended and Restated Bylaws of PANW, (v) certain resolutions of the Board of Directors of PANW relating to the approval of the transactions contemplated by the Merger Agreement, including the conversion and assumption of the Assumed Awards, and registration of the PANW Shares related to the Assumed Awards, and (v) copies of the CyberArk Equity Plans (collectively, the “Transaction Documents”). We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of PANW and certificates or comparable documents of public officials and of officers and representatives of PANW.

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February 11, 2026

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity, power and authority of all individuals executing any of the foregoing documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Company), and we have assumed that each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms. We have further assumed that there will be no material changes in the documents we have examined and that, at all times prior to the issuance of any PANW Shares, PANW will maintain a sufficient number of authorized but unissued shares of PANW Shares available for issuance.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the PANW Shares to be issued by PANW upon the settlement of the Assumed Awards will be, upon issuance, duly authorized and, when issued, delivered and paid for in accordance with the terms thereof and of the CyberArk Equity Plans, such PANW Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We are members of the bar of the State of New York. PANW is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof.

We hereby consent to be named in the Registration Statement contained therein as the attorneys who passed upon the legality of the PANW Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz